Ex. (m)(9)

Prudential Investments LLC

AST Investment Services, Inc.

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

November 1, 2007

The Board of Directors

Strategic Partners Mutual Funds, Inc.

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:	Cap on Fund Expenses: Jennison Equity Income Fund

___________________________________________________

To the Board of Directors:

Effective November 1, 2007, Prudential Investments LLC (“PI”), as Investment Manager of Jennison Equity Income Fund, has contractually agreed to reimburse expenses and/or waive fees through February 28, 2009 so that the operating expenses of Jennison Equity Income Fund, exclusive of taxes, interest, brokerage commissions, distribution fees and non-routine expenses, does not exceed 1.15%.

Prudential Investments LLC

By:	______________________

Robert F. Gunia

Executive Vice President